Exhibit (b)(1)

EXECUTION VERSION

Dated September 27, 2012

FACILITY AGREEMENT

among

KINGBIRD MERGERCO. INC.

as Borrower

CHINA GRAND ENTERPRISES (HK) LIMITED

as Lender

relating to a

US$44,240,000 Term Loan Facility

i

THIS AGREEMENT is dated September 27, 2012 and made between:

1)	KINGBIRD MERGERCO. INC., an exempted company incorporated in the Cayman Islands whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, as borrower (the “Borrower”);

2)	CHINA GRAND ENTERPRISES (HK) LIMITED, a company incorporated in Hong Kong whose registered office is at Suite 1801-02, 18/F, China Insurance Group Building, 141 Des Vouex Road Central, Central, Hong Kong, as lender (the “Lender”);

3)	MR. BAIZHONG XUE, a citizen of the People’s Republic of China with the ID number 220104196509011554 (“Mr. Xue”); and

4)	MS. YUHUAN ZHU, a citizen of Canada with the passport number BA682506 and Mr. Xue’s spouse (“Ms. Xue” and, together with Mr. Xue, the “Personal Guarantors”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Deed” means the accession deed to this Agreement to be executed by the HK Subsidiary and the Borrower in favour of the Lender substantially in the form attached hereto as Schedule 3.

“Acquisition” means the acquisition by the Borrower of certain Target Shares not already beneficially owned, directly or indirectly, by the Personal Guarantors by way of a merger of the Borrower with and into the Target pursuant to the terms of the Acquisition Documents, with the Target to be the surviving corporation of such merger, resulting in the Personal Guarantors beneficially owning, directly or indirectly, 100% of the Equity Interests in the Target immediately upon the completion of the Acquisition.

“Acquisition Agreement” means the Agreement and Plan of Merger to be made among the Parent, the Borrower and the Target in form and substance satisfactory to the Lender (acting reasonably).

“Acquisition Closing Date” means the “Closing Date” under and as defined in the Acquisition Agreement, which date shall be on or before the Acquisition Longstop Date.

“Acquisition Consideration” means the aggregate consideration for the Acquisition as described in the Funds Flow Statement.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an “Acquisition Document” by the Lender and the Borrower.

“Acquisition Effective Time” means the “Effective Time” under and as defined in the Acquisition Agreement.

“Acquisition Longstop Date” means the March 31, 2013.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means with respect to any document:

(a)	substantially in the form agreed by the Borrower and the Lender prior to the Signing Date; or

(b)	in form and substance acceptable to the Borrower and the Lender each acting reasonably.

“Applicable GAAP” means:

(a)	in the case of the Target, US GAAP; and

(b)	in the case of the Borrower, US GAAP or IFRS.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with Clause 16.13 (Auditors).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including the earlier of (a) the Closing Date, (b) the Acquisition Longstop Date and (c) the date on which the Acquisition Agreement is terminated in accordance with its terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in relation to any payment or purchase of US Dollars, New York; and

(b)	for all other purposes, Hong Kong.

“Change of Control” means:

(a)	the Investors cease to beneficially hold (whether directly or indirectly), the entire Equity Interest of the Borrower, or, at or after the Acquisition Effective Time, the entire Equity Interest of the Target;

(b)	at or after the Acquisition Effective Time, the Investors cease to beneficially hold (whether directly or indirectly) the entire Equity Interest of the HK Subsidiary or the PRC Subsidiaries, except to the extent as a result of any transfer contemplated by the Share Transfers; and/or

(c)	the Investors cease to control directly or indirectly the Borrower or, at or after the Acquisition Effective Time, the HK Subsidiary or any of the PRC Subsidiaries, except to the extent as a result of any transfer contemplated by the Share Transfers.

For the purposes of this definition, “control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(ii)	give directions with respect to the management, financial or other policies of that person with which the directors or other equivalent officers of that person are obliged to comply.

“Corporate Obligor” means each of the Borrower and, upon execution and delivery of the Accession Deed on the Acquisition Closing Date, the HK Subsidiary.

“Currency Event” means any change (either expressed to be permanent or continues to be in effect for more than thirty (30) days) in the laws or the regulations of PRC or the policies of any Governmental Agency in PRC which prohibits or, in the reasonable opinion of the Lender, might substantially restrict (a) the conversion of any amount from RMB to US Dollars and/or (b) the making of any dividend or other distributions from any entity that is established in the PRC to its immediate parent company.

“Default” means an Event of Default or any event or circumstance specified in Clause 17 (Events of Default) or any other Finance Document which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disclosed Litigation” has the meaning given to it in Clause 14.16 (No proceedings pending or threatened).

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Event of Default” means any event or circumstance specified as such in Clause 17 (Events of Default).

“Facility” means the term loan facility to be made available under this Agreement as described in Clause 2 (The Facility), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing on or before the date of this Agreement (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Documents” means:

(a)	this Agreement,

(b)	the Accession Deed,

(c)	each Security Document, and

(d)	any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, the amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Framework Agreement” means the Framework Agreement dated on or about the date hereof among the Personal Guarantors and China Grand Group Company Limited ( ).

“Funds Flow Statement” means the funds flow statement in the Agreed Form.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower, each of its Subsidiaries and, after the Acquisition Effective Time, each Target Group Member, in each case for the time being and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the Group and the Target Group delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent).

“Guarantee” means the guarantee contained in Clause 13 (Guarantee and indemnity) and any other guarantee provided by any Guarantor in favour of the Lender, including the HK Subsidiary Guarantee and the Personal Guarantees.

“Guarantors” means the Personal Guarantors and, upon execution and delivery of the Accession Deed on the Acquisition Closing Date, the HK Subsidiary.

“HK Share Charge” means the share charge to be executed by the Target as pledgor in favour of the Lender in respect of 100% of the Equity Interests in the HK Subsidiary in the Agreed Form.

“HK Subsidiary” means Surplus International Investments Limited ( ), a Hong Kong limited liability company whose registered office is at Room 1838, Wheelock House, 20 Pedder Street, Central Hong Kong.

“HK Subsidiary Account Charge” means the account charge to be executed by the HK Subsidiary as pledgor in favour of the Lender in respect of the HK Subsidiary Secured Account in the Agreed Form.

“HK Subsidiary Guarantee” means the Guarantee to be given by the HK Subsidiary in favour of the Lender upon execution and delivery of the Accession Deed on the Acquisition Closing Date.

“HK Subsidiary Secured Account” means the HK Subsidiary’s US Dollar denominated account to be opened at an account bank satisfactory to the Lender (acting reasonably).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board and its predecessors and successors, consistently applied, in effect as of the Signing Date and from time to time.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Investors” means and Mr. Xue and Ms. Xue and “Investor” means each or any of them as the context may require.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, or subject to defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	in relation to the Personal Guarantee granted by Mr. Xue, in addition to paragraphs (a), (b) and (c) above, the compliance with all applicable laws and regulations in the PRC, including without limitation, compliance with the Circular on Relevant Issues Concerning Foreign Exchange Regulation Encouraging and Guiding Private Investment issued by the State Administration of Foreign Exchange on June 15, 2012 and effective as of July 1, 2012.

“Loan” means the loan made or to be made by the Lender under the Facility or, as the case may be, the principal amount outstanding for the time being of that loan.

“Major Default” means:

(a)	with respect to the Borrower only, any circumstances constituting a Default under any of Clause 17.1 (Non-Payment); Clause 17.2 (Other obligations) insofar as it relates to a breach of Clauses 15.1 (Financial information), 15.2 (Information: miscellaneous), 16.5 (HK Subsidiary Secured Account), 16.6 (Holding Companies), 16.14 (Amendments) and 16.24 (Consummation of the Acquisition); Clause 17.3 (Misrepresentation) insofar as it relates to any Major Representation; Clause 17.5 (Insolvency); Clause 17.6 (Insolvency proceedings); Clause 17.7 (Creditors’ process); Clause 17.8 (Unlawfulness and invalidity); Clause 17.10 (Expropriation) or Clause 17.11 (Repudiation and rescission of agreements);

(b)	the breach of any obligation required to be performed by the Target under the Acquisition Agreement or any representation or warranty made by the Target being incorrect or misleading and which in either case permits the Parent or the Borrower to terminate the Acquisition Agreement; or

(c)	the occurrence of a “Company Material Adverse Effect” as defined in the Acquisition Agreement.

“Major Representation” means a representation or warranty with respect to the Borrower only under any of Clause 14.2 (Status) to Clause 14.6 (Validity and admissibility in evidence) inclusive and Clause 14.12 (No misleading information).

“Material Adverse Effect” means a material adverse effect on the validity or enforceability of, or the effectiveness of any Finance Document, the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“MOFCOM” means the Ministry of Commerce of the People’s Republic of China.

“MOFCOM Applications” means the applications for approval filed with the MOFCOM Authorities with respect to the transactions contemplated by the Onshore Share Transfer Agreements.

“MOFCOM Authority” means the MOFCOM or its local counterparts having the authority to review and approve the MOFCOM Applications.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The rule in paragraph (a) above will only apply to the last Month of any period.

“Obligors” means the Borrower and the Guarantors, and “Obligor” means any of them.

“Offshore Share Transfer” means the transaction contemplated by the Offshore Share Purchase Agreement.

“Offshore Share Purchase Agreement” means the Share Purchase Agreement among the Target, the HK Subsidiary, the Personal Guarantors and the Lender in a form consistent with the Framework Agreement and on terms and conditions to be mutually agreed by the Borrower and the Lender.

“Onshore Share Purchase Agreements” means (a) the Share Purchase Agreement between China Grand Enterprises Group Co., Ltd. and the HK Subsidiary relating to the sale and purchase of 55% of the registered capital in PRC Subsidiary 1, (b) the Share Purchase Agreement between China Grand Enterprises Group Co., Ltd. and the HK Subsidiary relating to the sale and purchase of 55% of the registered capital in PRC Subsidiary 2, and (c) the Share Purchase Agreement between China Grand Enterprises Group Co., Ltd. and the HK Subsidiary relating to the sale and purchase of 55% of the registered capital in PRC Subsidiary 3, each in a form consistent with the Framework Agreement and on terms and conditions to be mutually agreed by the Borrower and the Lender.

“Onshore Share Transfers” means the transactions contemplated by the Onshore Share Purchase Agreements.

“Onshore Share Transfer Documents” means the Onshore Share Purchase Agreements and the transaction documents relating thereto, including the joint venture contracts and the articles of association of each of the PRC Subsidiaries.

“Onshore Share Transfer Failure Event” means the event that the applicable MOFCOM Authority has rejected any MOFCOM Application, as evidenced by the rejection notice issued by the applicable MOFCOM Authority.

“Onshore Share Transfer Longstop Date” means the ninetieth (90th) day (which date shall be extended by sixty (60) days if the Onshore Share Transfer Failure Event shall not have occurred on or prior to such date) after the Utilisation Date.

“Operating Companies” means the PRC Subsidiaries, and each of their Subsidiaries from time to time.

“Original Financial Statements” means the audited consolidated financial statements of the Target Group for its financial year ended 31 December 2011 and the unaudited consolidated financial statements of the Target Group for the quarterly period ended 30 June 2012, each as publicly filed with the United States Securities and Exchange Commission.

“Parent” means Kingbird Investment Inc., an exempted company incorporated in the Cayman Islands whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“Party” means a party to this Agreement.

“Perfection Requirements” means any and all registrations, filings, stampings, notices and other actions and steps required to be made in any Relevant Jurisdiction in order to perfect the Security created or purported to be created pursuant to the Security Documents or in order to achieve the relevant priority for such Transaction Security.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of cash made by the Borrower in the ordinary course as a Holding Company;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	arising as a result of any Permitted Security; and

(d)	made with the prior written consent of the Lender.

“Permitted Security” means:

(a)	Security for Taxes or assessments or other applicable governmental charges or levies;

(b)	Security created or arising by operation of law;

(c)	rights of set-off of a financial institution with respect to deposits or other accounts of the Borrower held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by the Borrower;

(d)	attachment, judgment and other similar Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings; and

(e)	any Security granted or permitted to subsist with the prior written consent of the Lender.

“Personal Guarantee” means the personal Guarantee given by the Personal Guarantors in favour of the Lender.

“Personal Guarantors” means Mr. Xue and Ms. Xue, and “Personal Guarantor” means any of them.

“Plan of Merger” means the plan of merger to be filed by the parties to the Acquisition Agreement with the Registrar of Companies of the Cayman Islands with respect to the Acquisition.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“PRC Subsidiaries” means PRC Subsidiary 1, PRC Subsidiary 2 and PRC Subsidiary 3.

“PRC Subsidiary 1” means Liaoning Nuokang Bio-Pharmaceutical Co., Ltd.

“PRC Subsidiary 2” means Shenyang Shouzheng Bio-Technology Co., Ltd.

“PRC Subsidiary 3” means Penglai Nuokang Pharmaceutical Co., Ltd.

“Quasi-Security” means, in respect of a Corporate Obligor, any of the following transactions:

(a)	the disposal of any its receivables on recourse terms;

(b)	the disposal of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

(c)	entering into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	entering into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Relevant Jurisdiction” means:

(a)	in relation to the Borrower or a Group Member:

(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be entered into by it is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of any Security Documents entered into by it; and

(b)	in relation to a Personal Guarantor, his or her place of domicile.

“Repeating Representations” means each of the representations set out in Clauses 14.2 (Status) to 14.6 (Validity and admissibility in evidence), paragraph (b) of Clause 14.11 (No default), paragraph (b) of Clause 14.12 (No misleading information), Clause 14.14 (Pari passu ranking), Clause 14.15 (No immunity), and Clauses 14.18 (Taxation) to 14.21 (Group Structure Chart).

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Requisite Regulatory Approvals” means any Authorisations from any Governmental Agency that are required to be obtained by any party to the Acquisition Agreement in order to consummate the Acquisition.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the HK Share Charge;

(b)	the HK Subsidiary Account Charge;

(c)	any other document evidencing or creating security over any asset to secure any obligation of the Borrower to the Lender under the Finance Documents; and

(d)	any other document designated as such by both the Lender and the Borrower in writing.

“Share Transfer” means (a) the Onshore Share Transfers, or (b) if the Onshore Share Transfers are not consummated on or prior to the Onshore Share Transfer Longstop Date, the Offshore Share Transfer.

“Share Transfer Documents” means:

(a)	the Framework Agreement;

(b)	the Onshore Share Purchase Agreements;

(c)	the Offshore Share Purchase Agreement; and

(d)	any other document designated as such by the Lender and the Borrower.

“Share Transfer Proceeds” means the proceeds received by any Group Member for the sale of Equity Interests in the HK Subsidiary or the PRC Subsidiaries, as applicable, in connection with the Share Transfer.

“Signing Date” means the date of this Agreement.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means China Nuokang Bio-pharmaceutical Inc., an exempted Cayman company whose principal place of business is at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, PRC 110171.

“Target Shares” means the ordinary shares, par value US$0.0005 each, in the Target.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the Onshore Share Transfer Longstop Date, which shall:

(a)	in the event that all closing conditions have been satisfied under the Onshore Share Transfer Agreements, the Lender has no right to terminate any Onshore Share Transfer Agreement and the Lender or its Affiliate has failed to pay the consideration for the Onshore Share Transfers, be extended until the earlier of the closing date of the Onshore Share Transfers and the date the Onshore Share Transfer Agreements are terminated in accordance with the terms of the respective Onshore Share Transfer Agreements; or

(b)	in the event that an Onshore Share Transfer Failure Event has occurred, be extended by an additional three (3) Business Days.

“Total Commitment” means US$44,240,000, as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Transaction Costs” means all fees, (including legal and professional advisory fees), costs and expenses and taxes incurred by the Group and/or the Target Group in connection with the Transaction Documents, including but not limited to, the negotiation, preparation, execution, notarisation and registration of the Transaction Documents and otherwise in connection therewith, other than the Acquisition Consideration.

“Transaction Documents” means the Finance Documents, the Acquisition Documents and the Share Transfer Documents and any other document designated as such by the Lender and the Borrower.

“Transaction Security” means any Security granted under the Finance Documents.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollars” or “US$” means the lawful currency of United State of America;

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower”, any “Personal Guarantor”, any “Group Member”, any “Target Group Member”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, one which is customarily complied with by those to whom the same is addressed or applicable) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Hong Kong time.

(b)	section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Hongkong and Shanghai Banking Corporation Limited’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

SECTION 2

THE FACILITY

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitment.

3.	PURPOSE

3.1	Purpose

The proceeds of the Facility shall be applied in accordance with the Funds Flow Statement:

(a)	towards payment of the Acquisition Consideration; and

(b)	towards payment of the Transaction Costs.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part 1 of Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Lender’s obligations) if on the date of the Utilisation Request (in respect of paragraph (i) and (ii) below) and on the proposed Utilisation Date (in respect of paragraph (i), (ii) and (iii) below):

(i)	no Major Default is continuing or would result from the proposed Loan;

(ii)	all the Major Representations are true and accurate in all material respects; and

(iii)	the Lender has received from the Borrower the items listed in Part II of Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Lender.

(b)	During the Availability Period (save in circumstances where, pursuant to paragraph (a) above, the Lender is not obliged to comply with Clause 5.4 (Lender’s obligations) and subject as provided in Clause 7.1 (Illegality) and unless any of the circumstances or events described in Clause 8.1 (Exit) has arisen or occurred), the Lender shall not be entitled to:

(i)	cancel any of the Total Commitment to the extent to do so would prevent or limit the making of the Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of the Utilisation;

(iii)	refuse to make the Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of the Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent that to do so would prevent or limit the making of the Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Lender notwithstanding that they may not have been used or been available for use during the Availability Period.

4.3	Maximum number of Loans

Only one Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10:00 a.m. two (2) Business Days before the proposed Utilisation Date or such other time that the Lender may otherwise agree.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount equal to the Total Commitment (or such other amount that the Lender may otherwise agree).

5.4	Lender’s obligations

If the conditions set out in Clause 4 (Conditions of Utilisation), Clause 5.1 (Delivery of a Utilisation Request), Clause 5.2 (Completion of a Utilisation Request), and Clause 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	Subject to Clause 7 (Illegality, Voluntary Prepayment and Cancellation) and Clause 6.3 below, the Borrower shall repay the outstanding principal amount of the Loan in full on the Termination Date.

(b)	The repayment made under this Clause 6.1 shall be made together with the all other amounts accrued or outstanding under the Finance Documents.

6.2	The Borrower may not reborrow any part of the Facility which is repaid.

6.3	Subject to Clause 6.4, if (a) the Onshore Share Transfers (including the completion of the changes in registration with the relevant Administration for Industry and Commerce as a result of the Onshore Share Transfers) or the Offshore Share Transfer, as applicable, are consummated in accordance with the relevant Share Transfer Documents and (b) the outstanding principal amount of the Loan is repaid in full (including by setoff as agreed by the Lender and the Borrower), then all obligations of each Obligor under the Finance Documents shall be automatically terminated and released in each case without any recourse to the Lender and without any representation or warranty.

6.4	If any amount paid to the Lender under any Finance Document is avoided or otherwise set aside on the winding-up of any Obligor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of the Finance Documents.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Total Commitment will be immediately cancelled; and

(b)	the Borrower shall repay the Loan on the date specified by the Lender in a notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan

(a)	Subject to Clause 7.2(b), the Borrower may, if it gives the Lender not less than five (5) Business Days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000).

(b)	The Loan may only be prepaid under Clause 7.2(a) if:

(i)	such prepayment occurs after the last day of the Availability Period (or, if earlier, the day on which the Total Commitment in relation thereto is zero); and

(ii)	the consideration under the Share Transfer has been paid by the Lender or its Affiliates to the Borrower or its Affiliates on or prior to the date the notice of prepayment is given by the Borrower under Clause 7.2(a) (or if the consideration under the Share Transfer has not been so paid by the date of such prepayment notice, the Lender has given prior written consent to the Borrower of such prepayment).

(c)	Notwithstanding paragraphs (a) and (b) above or paragraph 7.4(d) below, the Borrower may prepay the whole or any part of the Loan upon acceleration of the Loan by the Lender in accordance with Clause 17.14 (Acceleration) from any source it may select.

7.3	Cancellation

(a)	Subject to paragraph (b) below, the Borrower may not cancel the whole or any part of the Total Commitment without the Lender’s prior written consent.

(b)	The undrawn amount of the Total Commitment shall be automatically and immediately cancelled on the earlier of (i) immediately after the Utilisation, and (ii) at the end of the Availability Period.

7.4	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with all other amounts accrued or outstanding under the Finance Documents and without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitment except at the times and in the manner expressly provided for in this Agreement.

(d)	Unless otherwise permitted under the Finance Documents or with the prior written consent of the Lender, the Borrower shall not repay or prepay all or any part of the Loan with any funds other than the consideration received by the Borrower or its Affiliates in connection with the Share Transfer.

(e)	No amount of the Total Commitment cancelled under this Agreement may subsequently be reinstated.

(f)	Any amount prepaid in respect of the Facility may not be redrawn.

8.	MANDATORY PREPAYMENT

8.1	Exit

Upon the occurrence of:

(a)	a Change of Control;

(b)	a Currency Event; or

(c)	other than the Acquisition and the Share Transfer, the sale of all or substantially all of the assets of the Group or the Target Group whether in a single transaction or a series of related transactions, the Lender may, by ten (10) Business Days’ (or such other period as agreed by the Lender and the Borrower) prior written notice to the Borrower, cancel the Facility whereupon the Facility shall immediately be cancelled and/or declare all or part of the Loan, together with all other amounts accrued or outstanding under the Finance Documents to be immediately due and payable, whereupon they shall become immediately due and payable.

8.2	Share Transfer Proceeds

(a)	Upon receipt of any Share Transfer Proceeds by a Group Member, the Borrower shall promptly prepay the Loan in an amount equal to such proceeds.

(b)	A prepayment made under this Clause 8.2 shall be applied towards satisfaction of the Borrower’s obligations under Clause 6 (Repayment).

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Interest free

Subject to Clause 9.2 (Default interest), the Loan shall not bear interest.

9.2	Default interest

Upon the occurrence of an Event of Default under Clauses 17.1 (Non-payment), 17.2 (Other obligations) and 17.3 (Misrepresentation); paragraph (a) of Clause 17.4 (Cross default); and Clauses 17.9 (Cessation of Business), 17.11 (Repudiation and rescission of agreements), 17.13 (Breach of Share Transfer Documents) and 17.14 (Acquisition Effective Time) which has not been cured or waived by the Lender within ten (10) Business Days of such occurrence, interest shall accrue on the principal amount of the Loan from the Utilisation Date up to the date of actual repayment or prepayment in full of the principal amount of the Loan in accordance with this Agreement at a rate equal to three per cent (3.00%) per annum. Any interest accruing under this Clause 9.2 shall be immediately payable by the Borrower on the Termination Date, or if earlier, on any prepayment in accordance with this Agreement regardless of whether such repayment occurs prior to the Termination Date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

10.	TAX GROSS-UP AND INDEMNITIES

10.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 10 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	Without prejudice to Clause 10.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall (within five (5) Business Days of demand) indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

(c)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

10.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

10.5	Stamp taxes

The Borrower shall pay and, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.6	Indirect tax

(a)	All consideration expressed to be payable under a Finance Document by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any the Lender to the Borrower in connection with a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.	OTHER INDEMNITIES

11.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

11.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement (other than by reason of wilful default or gross negligence by the Lender);

(c)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(d)	funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by the Lender alone); or

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12.	COSTS AND EXPENSES

12.1	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent in respect of any Finance Document or (b) an amendment is required pursuant to Clause 20.6 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

12.2	Enforcement costs

The Borrower shall within five (5) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) properly incurred by the Lender in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

13.	GUARANTEE AND INDEMNITY

13.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.

13.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4	Waiver of defences

The obligations of each Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause 13, would reduce, release or prejudice any of its obligations under this Clause 13 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

13.5	Guarantor Intent

Without prejudice to the generality of Clause 13.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

13.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

13.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 13.

13.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 13:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 20 (Payment mechanics).

13.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

13.10	Guarantee Limitations

This guarantee does not apply to any liability to the extent it would result in this guarantee breaching any law or regulation.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

14.	REPRESENTATIONS

14.1	General

Each Obligor makes the representations and warranties set out in this Clause 14 to the Lender.

14.2	Status

(a)	In the case of each Corporate Obligor, it is a corporation, duly incorporated or established and validly existing and in good standing (if applicable) under the laws of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted save to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

14.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

14.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	(subject, in the case of each Personal Guarantor, to paragraph (d) of the definition of “Legal Reservations”) any law or regulation applicable to it in any material respect;

(b)	(in the case of each Corporate Obligor) its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument to the extent that or in a manner that such conflict could reasonably be expected to have a Material Adverse Effect.

14.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and, in the case of each Corporate Obligor, has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents (in the case of each Personal Guarantor, subject to paragraph (d) of the definition of “Legal Reservations”).

(b)	In the case of each Corporate Obligor, no limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

14.6	Validity and admissibility in evidence

(a)	All Authorisations (in the case of each Personal Guarantor, subject to paragraph (d) of the definition of “Legal Reservations”) required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Group Members have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or could reasonably be expected to have a Material Adverse Effect.

14.7	Insolvency

No:

(a)	corporate action (in the case of each Corporate Obligor), legal proceeding or other procedure or step described in paragraph (a) of Clause 17.6 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 17.7 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to it; and none of the circumstances described in Clause 17.5 (Insolvency) applies to it or to a Group Member.

14.8	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions(s); and

(b)	any judgment obtained in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions(s).

14.9	No filing or stamp taxes

Subject to the Legal Reservations and the Perfection Requirements, under the laws of its jurisdiction of incorporation (in the case of each Corporate Obligor) or domicile (in the case of each Personal Guarantor), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment made under any Finance Document to which it is party.

14.11	No default

(a)	No Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Group Member or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

14.12	No misleading information

Save as disclosed in writing to the Lender prior to the date of this Agreement:

(a)	all material information provided to the Lender in writing by or on behalf of the Investors or the Borrower in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date is accurate in all material respects and not misleading in any material respect as at the date it was provided, and all projections, budgets and forecasts provided to the Lender in writing on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied, it being understood that such projections may be subject to significant uncertainties and contingencies which are beyond the Group’s control and that no assurance can be given that the projections will be realized; and

(b)	all other information provided by any Group Member (including its advisers other than Ernst & Young) to the Lender in writing was true and accurate in all material respects as at the date it was provided and is not misleading in any material respect, it being understood that such projections may be subject to significant uncertainties and contingencies which are beyond the Group’s control and that no assurance can be given that the projections will be realized.

14.13	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the Applicable GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary.

(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year and fairly represent the Target’s consolidated financial condition and results of operations during the relevant quarterly period, as applicable.

14.14	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying, in the case of each Corporate Obligor, to companies generally (or, in the case of each Personal Guarantor, to individuals generally).

14.15	No immunity

In respect of the Borrower and the HK Subsidiary,

(a)	it is subject to civil and commercial law with respect to its obligations under the Finance Documents;

(b)	the entry into and performance by it of the Finance Documents to which it is a party constitute private and commercial acts; and

(c)	neither it nor any of its assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

14.16	No proceedings pending or threatened

In respect of the Borrower, except for the litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or agency, arising out of or in connection with the Acquisition and/or the Acquisition Documents as disclosed by it to the Lender in writing on or prior to the Signing Date (the “Disclosed Litigation”), no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have, to the best of its knowledge and belief after having made due and careful enquiry, been started or threatened against it or any of its assets.

14.17	No breach of laws

In respect of the Borrower,

(a)	it has not breached any law or regulation, which breach has or might reasonably be expected to have a Material Adverse Effect; and

(b)	no labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it, which have or might reasonably be expected to have a Material Adverse Effect.

14.18	Taxation

In respect of the Borrower,

(a)	it is not materially overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax;

(b)	to the best of its knowledge (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes; and

(c)	it is resident for Tax purposes only in the jurisdiction of its incorporation.

14.19	Holding Companies

In respect of the Borrower, it does not (i) trade, carry on any business, own any assets or have any liabilities, (ii) have any Financial Indebtedness outstanding or (iii) have any Security or Quasi-Security existing over any of its present or future assets, except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a Holding Company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a Holding Company;

(d)	Financial Indebtedness under this Agreement;

(e)	the Transaction Security or any Permitted Security; or

(f)	as otherwise permitted by the prior written consent of the Lender.

14.20	Ranking

Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have when entered into first ranking priority and it is not subject to any prior ranking or pari passu ranking Security, other than as stated in the respective Security Documents.

14.21	Group Structure Chart

Assuming the Acquisition Effective Time has occurred, the Group Structure Chart delivered to the Lender pursuant to Part I of Schedule 1 (Conditions Precedent) is true, complete and accurate in all material respects.

14.22	Acquisition Documents, disclosures and other Documents

(a)	The Acquisition Documents contain (or following execution, will contain) all the material terms of the Acquisition and remain effective.

(b)	To the best of its knowledge (having made reasonable commercial enquiry), no default under the Acquisition Documents is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(c)	To the best of its knowledge (having made reasonable commercial enquiry), no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

14.23	Margin Stock

Neither the making of the Utilisation nor the use of the proceeds of the Loan will violate or be inconsistent with the provisions of U.S. Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

14.24	Investment Company Act

In respect of each Corporate Obligor, neither it nor any of its Subsidiaries, is an “investment company”, or is “controlled” by an “investment company”, within the meaning of the U.S. Investment Company Act of 1940, as amended.

14.25	Times when representations made

(a)	All the representations and warranties in this Clause 14 are made by the Obligors on the Signing Date and the Acquisition Closing Date.

(b)	The Repeating Representations are deemed to be made by the Borrower on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Month thereafter.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

15.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Total Commitment is in force.

15.1	Financial information

If the Lender wishes to discuss the financial position of any Group Member (including, for purposes of this Clause 15.1, any Target Group Member prior to the Acquisition Effective Time) with the relevant Auditors (other than Ernst & Young), the Lender may notify the Borrower, stating the questions or issues which the Lender wishes to discuss with the Auditors (other than Ernst & Young). In this event, the Borrower must ensure that such Auditors are authorised (at the expense of the Borrower):

(a)	to discuss the financial position of that Group Member with the Lender with respect to such questions and issues; and

(b)	to disclose to the Lender any information which the Lender may reasonably request with respect to such questions and issues.

15.2	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its creditors generally, or to its shareholder(s), in each case at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member and which are reasonably likely to be adversely determined, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Target Group Member available to it as the Lender may reasonably request.

15.3	Notification

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by an authorized signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.	GENERAL UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Total Commitment is in force.

16.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	in the case of paragraph (i) and (ii) below, supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation

(i)	to enable it to perform its obligations under the Transaction Documents to which it is party,

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party, and

(iii)	to carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

16.2	Compliance with laws

Each Obligor shall remain in good standing (in the case of a Corporate Obligor) and shall comply in all respects with all laws (including without limitation all applicable financial assistance legislations) to which it may be subject, if failure so to comply has or might reasonably be expected to have a Material Adverse Effect.

16.3	Taxation

(a)	The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or might reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall not change its residence for Tax purposes.

16.4	Merger

(a)	Except for the Acquisition, each Corporate Obligor, shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Lender, save that no such prior consent shall be required for a solvent reorganization or restructuring and only to the extent that the same would not and is not reasonably expected to have a Material Adverse Effect on the business, operations, assets, financial condition or operating results of the Target Group taken as a whole, the ability of any Corporate Obligor to perform its obligations under the Finance Documents to which it is a party, or the validity or enforceability of any of the Finance Documents (provided that, if so requested by the Lender (acting reasonably), the relevant Corporate Obligor shall provide the Lender with legal opinions in respect of such reorganization or restructuring in form and substance satisfactory to it (acting reasonably)).

(b)	The Borrower shall not settle any litigation, arbitration or administrative proceedings arising out of or in connection with the Acquisition and/or the Acquisition Documents and has or might reasonably be expected to have a Material Adverse Effect, without prior consent of the Lender (which shall not be unreasonably withheld or delayed).

16.5	HK Subsidiary Secured Account

(a)	On the Acquisition Closing Date, the Borrower shall cause the HK Subsidiary to open the HK Subsidiary Secured Account and execute and deliver the HK Subsidiary Account Charge in favour of the Lender.

(b)	The Borrower shall cause the HK Subsidiary to deposit all Share Transfer Proceeds immediately upon receipt into the HK Subsidiary Secured Account; and

(c)	The Borrower shall prohibit the HK Subsidiary from making any withdrawals from the HK Subsidiary Secured Account, except in connection with a mandatory prepayment of the Loan pursuant to Clause 8.2 (Share Transfer Proceeds).

16.6	Holding Companies

The Borrower shall not (i) trade, carry on any business, incorporate a company, own or acquire any assets, dispose of any of its assets or incur any liabilities or guarantees in respect of any obligation of any other person, (ii) incur any Financial Indebtedness or be a creditor in respect of any Financial Indebtedness, (iii) permit to subsist any Security or Quasi-Security over any of its present or future assets or (iv) enter into any Treasury Transactions, except for:

(a)	the merger with the Target;

(b)	Holding Company activities, including the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a Holding Company to its Subsidiaries;

(c)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash;

(d)	any disposal of assets which constitutes a Permitted Disposal or the disposal of Equity Interests in the PRC Subsidiaries or the HK Subsidiary in connection with the Share Transfer;

(e)	any liabilities in respect of professional fees and administration costs in the ordinary course of business as a Holding Company;

(f)	any liabilities under the Transaction Documents to which it is a party;

(g)	any liabilities in connection with Taxes or arising by operation of law;

(h)	any guarantee which is granted under the Finance Documents to which it is a party;

(i)	the Financial Indebtedness under this Agreement;

(j)	the Transaction Security or any Permitted Security; or

(k)	as otherwise permitted by the prior written consent of the Lender.

16.7	Arm’s-length terms

The Borrower shall not enter into (a) any transaction with any Affiliate or related person, or (b) any Joint Venture with any person, other than on arm’s-length terms and for full market value. Notwithstanding the foregoing, this Clause 16.7 shall not apply to any transaction between the Borrower and a Group Member.

16.8	Dividends and share redemption

(a)	At any time after the Acquisition Closing Date, the Borrower and Group Members may declare and pay in accordance with applicable law an aggregate amount of up to RMB200,000,000 in dividends or other distributions to the Investors or their Affiliates.

(b)	Except as permitted under paragraph (a) above, the Corporate Obligors shall not (and shall ensure that each of the PRC Subsidiaries will not):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the Investors; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

16.9	Share capital

The Borrower must not issue any Equity Interests except for the issuance of any Equity Interests which does not result in a Change of Control.

16.10	Pari passu ranking

The Obligors shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws applying, in the case of each Corporate Obligor, to companies generally (or in the case of each Personal Guarantor, to individuals generally).

16.11	Acquisition Documents

(a)	The Borrower shall (and the Obligors shall ensure that each Group Member shall) promptly pay all amounts payable by it under the Acquisition Documents and the Share Transfer Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower or the relevant Group Member and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Documents.

16.12	Access

If an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing or may occur, the Borrower shall ensure that each Group Member will (not more than once in every financial year unless the Lender reasonably suspects an Event of Default is continuing or may occur) permit the Lender and/or accountants or other professional advisers of the Lender reasonable access during business hours and on reasonable prior notice, which shall not be less than five (5) days, at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of each relevant Group Member and (b) meet and discuss matters with relevant senior management.

16.13	Auditors

No Group Member may replace the Auditors, unless the new auditor to be appointed is any of Deloitte & Touche, PricewaterhouseCoopers or KPMG.

16.14	Amendments

(a)	The Borrower shall not (and the Obligors shall ensure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document, in each case, to which it is a party, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) except:

(i)	in accordance with the provisions of Clause 26 (Amendments and Waivers);

(ii)	prior to or on the Acquisition Closing Date, with the prior written consent of the Lender; or

(iii)	after the Acquisition Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lender.

(b)	The Borrower shall promptly supply to the Lender a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

16.15	No restriction on dividends

The Obligors shall procure that no Group Member will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member to pay dividends or other distributions with respect to any of its Equity Interests save for this Agreement and any restrictions and conditions imposed by law.

16.16	Further assurance

(a)	The Borrower shall (and shall procure that each Group Member will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and

(ii)	after the Lender has taken the action specified in Clause 17.15(a)(ii), to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower shall (and shall procure that each Group Member will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, validity, protection or maintenance of the HK Subsidiary Guarantee or any Security conferred or intended to be conferred on the Lender pursuant to the Finance Documents.

16.17	No restriction on share transfer

The Obligors shall ensure that the constitutional documents of the HK Subsidiary do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares in the HK Subsidiary or confers any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Lender under any Security Documents.

16.18	Delisting

The Obligors shall cause the Target Shares to be de-listed from NASDAQ Stock Market and the Target de-registered under the Securities Exchange Act of 1934 as soon as practicable following the Acquisition Effective Time.

16.19	Exclusivity

The Investors and Borrower shall discuss the financing of the Acquisition exclusively with the Lender and its Affiliates and will not discuss, solicit, negotiate or accept any similar or alternative financing or transactions in respect of the Acquisition with any other third party.

16.20	Utilisation of the Loan

The Borrower shall fund the Acquisition Consideration using proceeds of the Loan.

16.21	Non-disclosure

Unless and to the extent that disclosure is required under the applicable laws, regulations or rules of the relevant stock exchanges, the Obligors shall not (and shall ensure that no Group Member will) disclose the Facility or any content of the Finance Documents to any person other than their legal and financial advisors for the purposes of negotiation, preparation and execution of the Finance Documents without the prior written consent of the Lender.

16.22	Change in Financial Year

The Borrower shall not (and shall procure that no other Group Member will) change its financial year without the prior written consent of the Lender.

16.23	Waiver of Crown Immunity

To the extent that the Borrower may in any jurisdiction claim for itself or its assets or revenues crown immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Borrower irrevocably agrees not to claim, and irrevocably waives, such crown immunity to the full extent permitted by the laws of such jurisdiction.

16.24	Consummation of the Acquisition

The Borrower shall use its best efforts to ensure that the Acquisition is promptly consummated.

16.25	Accession of the HK Subsidiary

On the Acquisition Closing Date, the Borrower shall cause the HK Subsidiary to become a Guarantor and execute the Accession Deed in favour of the Lender.

16.26	Government Filings

The Borrower shall prior to making any disclosures or filings with respect to the transactions contemplated hereby or the Share Transfer with any governmental authority, including the United States Securities and Exchange Commission and MOFCOM or its applicable local counterparts, make the draft disclosures or filings available to the Lender reasonably in advance and revise such draft disclosures or filings to reflect any reasonable comments the Lender and its professional advisors may have thereon prior to such disclosures or filings being made.

16.27	Onshore Share Transfer

The Borrower shall, as soon as practicable and in any event no later than three (3) Business Days after the consummation of the Acquisition, file the Onshore Share Transfer Documents with the MOFCOM or its applicable local counterparts for their approval of the Onshore Share Transfers, and shall use its best efforts to (i) ensure that such approvals are obtained as soon as practicable, and (ii) consummate the Onshore Share Transfers as soon as such approvals have been obtained in accordance with the terms and conditions of the Onshore Share Purchase Agreements (including the completion of the changes in registration with the relevant Administration for Industry and Commerce as a result of the Onshore Share Transfers).

16.28	Offshore Share Transfer

Upon an Onshore Share Transfer Failure Event, the Borrower shall ensure the prompt withdrawal of all applications for approval by the MOFCOM or its applicable local counterpart of the Onshore Share Transfers that have not received such approval and the prompt rescission of all Onshore Share Transfers that have received such approval, in accordance with Clause 16.27 (Onshore Share Transfer). Promptly upon the occurrence of the earlier of an Onshore Share Transfer Failure Event and the Onshore Share Transfer Longstop Date, the Borrower shall consummate the Offshore Share Transfer in accordance with the terms and conditions of the Offshore Share Purchase Agreement.

17.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 17 is an Event of Default (save for Clause 17.15 (Acceleration)).

17.1	Non-payment

Any Obligor fails to pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

17.2	Other obligations

(a)	An Obligor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 17.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

17.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Group Member under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days after the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

17.4	Cross default

(a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of any Group Member as a result of an event of default (however described).

(d)	Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of any Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 17.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for the Group Members taken as a whole falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

17.5	Insolvency

(a)	Any Obligor or any Group Member is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with all or any class of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Group Member.

17.6	Insolvency proceedings

(a)	Any corporate action (in the case of each Corporate Obligor or Group Member), legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Group Member, other than (in the case of a Corporate Obligor or Group Member) a solvent liquidation or reorganisation where the proceeds are paid to its Holding Companies in proportion to such Holding Companies’ direct Equity Interest in such member (provided that the same could not reasonably be expected to have a Material Adverse Effect) (a “Solvent Liquidation”);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Group Member;

(iii)	the appointment of a liquidator, provisional liquidator (other than in respect of a Solvent Liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any Group Member or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or any Group Member,

(v)	or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is (A) being contested in good faith or is frivolous, vexatious or an abuse of process and (B) discharged, stayed or dismissed within sixty (60) days of commencement; or

(ii)	any step or procedure contemplated by transactions conducted in the ordinary course of trading on arm’s length terms.

17.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any Group Member having an aggregate value (for the Obligors and the Group Members taken as a whole) of US$5,000,000 (or its equivalent in any other currency or currencies), unless such process is (a) contested in good faith or is frivolous or vexatious and (b) discharged, stayed or dismissed within twenty (20) Business Days of commencement.

17.8	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party (in case of each Personal Guarantor, subject to paragraph (d) of the definition of “Legal Reservations”).

(b)	Any obligation or obligations of an Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents (in case of each Personal Guarantor, subject to paragraph (d) of the definition of “Legal Reservations”).

(c)	Any Finance Document ceases to be in full force and effect.

17.9	Cessation of business

Any of the Borrower, HK Subsidiary or the PRC Subsidiaries suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or ceases to be in good standing (if applicable).

17.10	Expropriation

The authority or ability of the Borrower, HK Subsidiary or any of the PRC Subsidiaries to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets.

17.11	Repudiation and rescission of agreements

(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document.

(b)	An Obligor party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or could reasonably be expected to have a material adverse effect on its interests under the Finance Documents.

17.12	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or would reasonably be expected to have a Material Adverse Effect.

17.13	Breach of Share Transfer Documents

An Obligor or any Group Member fails to comply with any material provision of the Share Transfer Documents.

17.14	Acquisition Effective Time

The Acquisition Effective Time fails to occur on or before the first Business Day after the Utilisation Date.

17.15	Acceleration

(a)	If, after the occurrence of the Utilisation Date, an Event of Default has occurred which is continuing, the Lender may, by notice to the Borrower:

(i)	subject to Clause 4.2(b), cancel the Total Commitment whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loan, together with all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

(b)	If, after the occurrence of the Utilisation Date an Event of Default has occurred which is continuing and the Lender has taken the action specified in Clause 17.15(a)(ii), the Lender may, by notice to the Borrower exercise all or any of its rights, remedies, powers or discretions under the Security Documents.

SECTION 9

CHANGES TO PARTIES

18.	CHANGES TO THE LENDER

18.1	The Lender shall obtain the prior written consent of the Borrower for any assignment and/or transfer of all or any of its rights, benefits and/or obligations in respect of the Facility; provided that the Lender may, at any time, without the Borrower’s prior consent, assign any of its rights and/or transfer all or any of its rights, benefits and/or obligations in respect of the Facility to any Affiliate.

For these transfers, the Lender may make such disclosure in relation to the Facility subject to the terms set out in Clause 18.4.

18.2	The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Lender may from time to time be so assigned or transferred shall be entitled to the benefit of this Agreement and each other Finance Document as if such person had constituted an original lender under this Agreement to the extent of such assignment or transfer.

18.3	The Borrower agrees that, save as expressly provided in this Clause 18, any assignment or transfer by the Lender will be at the expense of the Lender, and the Lender shall be responsible for executing and delivering, or procuring the execution and delivery of, such document(s) as may be reasonably required by the Lender to effect such assignment or transfer.

18.4	The Lender, its officers, and its agents, may disclose information (on a confidential basis) relating to, the Borrower or any Group Member and their account(s) and/or dealing relationship(s) with the Lender and the Finance Documents, including but not limited to details of the facilities, any Security taken, transactions undertaken and balances and positions with the Lender, as the Lender shall consider appropriate to:

(a)	the head office of the Lender, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority required by law with jurisdiction over the Permitted Parties;

(f)	any other person with (or through) whom the Lender enters into (or may potentially enter into) any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(g)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

18.5	The Borrower acknowledges that the Borrower has, or will, notify each of its Relevant Individuals, that the Lender may, in the course of lending to the Borrower, receive Borrower information in respect of that Relevant Individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

19.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, provided that, upon the Acquisition Effective Time, the Borrower shall have merged with and into the Target with the Target succeeding to all the rights and obligations of the Borrower under the Finance Documents, and all references to the Borrower under the Finance Documents shall refer to the Target.

SECTION 10

ADMINISTRATION

20.	PAYMENT MECHANICS

20.1	Payments between the Parties

(a)

On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender (as the case may be) shall make the same available to the recipient for value on the due date at the time and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the recipient specifies.

20.2	Partial payments

(a)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

20.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

20.4	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

20.5	Currency of account

(a)	Subject to paragraphs (b) to (d) below, the US Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the US Dollar shall be paid in that other currency.

20.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in currency.

21.	SET-OFF

Following an Event of Default which is continuing (or as otherwise agreed by the Borrower and the Lender), the Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower (including any amounts owed by the Lender to the Borrower in connection with the Share Transfer), regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.	NOTICES

22.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

22.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name on the signature pages below; and

(b)	in the case of the Lender, that identified with its name on the signature pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days’ notice.

22.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 22.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each Obligor.

22.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

23.	CALCULATIONS AND CERTIFICATES

23.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

23.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

23.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the market practice differs, in accordance with that market practice.

24.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

27.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

28.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

29.	ENFORCEMENT

29.1	In the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other parties requesting the commencement of such consultations, then any Party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Clause 29.1. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Lender and one arbitrator shall be nominated by Borrower. If either the Lender or the Borrower shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by applicable law or the parties hereto otherwise agree in writing. The Parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by applicable law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties hereby agree that any arbitration award rendered in accordance with the provisions of this Clause 29.1 shall be final and binding upon them. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

29.2	Jurisdiction of Hong Kong Courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with any arbitration under Clause 29.1 (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 29.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

29.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Law Debenture Services (H.K.) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within three (3) Business Days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 29 and Clause 28 (Governing law).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

Part I

1.	Corporate Documents

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including the Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(c)	A certificate of the Borrower in the Agreed Form (signed by a director of the Borrower) confirming:

(i)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above;

(ii)	that the borrowing of the Total Commitment would not cause any borrowing or similar limit binding on it to be exceeded; and

(iii)	that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at the date of the Utilisation Request.

(d)	In respect of the Borrower, a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands.

2.	Transaction Documents

(a)	The Finance Documents (other than the Accession Deed and the Security Documents), each duly executed and delivered by all the parties thereto.

(b)	A copy of the Acquisition Documents, each duly executed and delivered by all the parties thereto.

(c)	A copy of each Requisite Regulatory Approval (if any).

3.	Other Documents and Evidence

(a)	The Group Structure Chart.

(b)	Evidence that any process agent referred to in Clause 29.3 (Service of Process) has accepted its appointment.

(c)	Certified copy of an up-to-date passport or national identity card from each of the Personal Guarantors.

(d)	The Original Financial Statements.

(e)	The Funds Flow Statement.

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

Part II

1.	Corporate Documents

(a)	A copy of the constitutional documents of the Target and the HK Subsidiary.

(b)	A copy of the resolutions of the board of directors (and shareholders, if needed) of the Target and the HK Subsidiary:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and the Share Transfer Documents to which it is a party and resolving that it execute the Finance Documents and the Share Transfer Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and the Share Transfer Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents and the Share Transfer Documents to which it is a party.

(c)	A certificate of each of the Target and the HK Subsidiary in the Agreed Form (signed by a director of the Target or the HK Subsidiary, as applicable) confirming:

(i)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above;

2

(ii)	that the borrowing or guaranteeing, as applicable, of the Total Commitment would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

(iii)	that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at the Utilisation Date.

(d)	A certificate of the Borrower in the Agreed Form (signed by a director of the Borrower) confirming that:

(i)	no Major Default is continuing or would result from the proposed Loan;

(ii)	all the Major Representations are true and accurate in all material respects;

(iii)	the borrowing the Total Commitment would not cause any borrowing or similar limit binding on it to be exceeded; and

(iv)	each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at the Utilisation Date.

(e)	In respect of the Target, a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands.

2.	Transaction Documents

(a)	The Share Transfer Documents each duly executed and delivered (and, in the case of the Offshore Share Transfer Agreement, effectively released) by all the parties thereto and the signed but undated originals of all the closing deliverables of the Seller (as defined in the Offshore Share Purchase Agreement) under the Offshore Share Purchase Agreement.

(b)	The Accession Deed, the HK Share Charge and the HK Subsidiary Account Charge each duly executed and delivered (and, in the case of the HK Share Charge, effectively released) by all parties thereto, including the following ancillary documents:

(i)	in respect of the HK Share Charge:

(A)	the original share certificates of the HK Subsidiary;

(B)	original share transfer forms executed in blank;

(C)	original bought and sold notes executed in blank;

3

(D)	original undated resignation letters of the directors and company secretary of the HK Subsidiary with authority to date such letters;

(E)	original undated resolutions of the board of directors of the HK Subsidiary authorizing (A) the replacement of the board of directors and company secretary by the Lender’s nominees and (B) a transfer of the subject shares into the name of the Lender or its nominees;

(F)	a certified copy of the HK Subsidiary’s constitutional documents, which does not contain any restrictions or prohibitions on the transferability of the shares in the HK Subsidiary or confer any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Lender under any Security Document;

(G)	a certified copy of the shareholder register of the HK Subsidiary; and

(H)	a copy of the draft updated register of mortgages and charges of the Target, and

(ii)	in respect of the HK Subsidiary Account Charge:

(A)	evidence that the HK Subsidiary Secured Account has been opened;

(B)	a copy of the signed notice of charge; and

(C)	a copy of the draft updated register of mortgages and charges of the HK Subsidiary.

3.	Other Documents and Evidence

(a)	Evidence that the process agent has accepted its appointment under the HK Share Charge.

(b)	Copies of any agreement, instrument, certificate, report or other document delivered by the Parent, the Borrower or the Target in connection with the Acquisition, including the documents delivered under Article VII (Closing Conditions) under the Acquisition Agreement.

(c)	A letter in the Agreed Form and signed by an authorized signatory of the Borrower confirming that:

(i)	all the conditions precedent to the Acquisition have been satisfied or waived in accordance with the terms of the Acquisition Agreement and the Plan of Merger has been filed with the Registrar of Companies of the Cayman Islands;

4

(ii)	the Acquisition Agreement remains in full force and effect and has not been rescinded or repudiated by any party to it; and

(iii)	the Acquisition Effective Time has occurred.

5

SCHEDULE 2

UTILISATION REQUEST

From:	Kingbird Mergerco. Inc.

To:	China Grand Enterprises (HK) Limited

Dated:

Dear Sirs

US$44,240,000 Term Loan Facility Agreement dated [—] 2012 with Kingbird Mergerco. Inc. as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

	Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

	Currency of Loan:	US$

	Amount:	[44,240,000]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent), to the extent applicable, is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

KINGBIRD MERGERCO. INC.

SCHEDULE 3

ACCESSION DEED

To:	China Grand Enterprises (HK) Limited
From:	China Nuokang Bio-pharmaceutical Inc. and Surplus International Investments Limited
Dated:	[Acquisition Closing Date]

Dear Sirs

China Nuokang Bio-pharmaceutical Inc. – US$44,240,000 Term Loan Facility

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This deed (the “Accession Deed”) shall take effect as the Accession Deed as defined under the Facility Agreement. Terms defined in the Facility Agreement have the same meaning unless given a different meaning in this Accession Deed.

2.	Surplus International Investments Limited (the “HK Subsidiary”) agrees to become a Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as a Guarantor pursuant to Clause 16.25 (Accession of the HK Subsidiary) of the Facility Agreement. The HK Subsidiary is a Hong Kong limited liability company whose registered office is at Room 1838, Wheelock House, 20 Pedder Street, Central Hong Kong.

3.	The HK Subsidiary’s administrative details for the purposes of the Facility Agreement are as follows:

Address:	No. 18-1 East Nanping Road Hunnan National New & High-tech Development Zone Shenyang, Liaoning Province People’s Republic of China 110171

Attention:	Shizheng Duan

Telephone:	+86-24-2469-6033

Facsimile:	+86-24-2469-6133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road, Central Hong Kong

Attention:	David Zhang Jesse Sheley

Facsimile:	+852-3761-3301

This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Borrower and executed as a deed by the HK Subsidiary and is delivered on the date stated above.

EXECUTED AS A DEED

As Guarantor

The COMMON SEAL of SURPLUS INTERNATIONAL INVESTMENTS LIMITED was affixed to this deed in the presence of:	) ) ) )

Director

[Accession Deed]

As Borrower

EXECUTED AS A DEED for and on behalf of CHINA NUOKANG BIO-PHARMACEUTICAL INC. by	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

in the presence of:

Signature of Witness

Name:

Address:

Occupation:

[Accession Deed]

SIGNATURE PAGE

As Borrower

KINGBIRD MERGERCO. INC.

By:	/s/ Yuhuan Zhu

Name:

Title:

Address:	No. 18-1 East Nanping Road
Hunnan National New & High-tech Development Zone
Shenyang, Liaoning Province
People’s Republic of China 110171

Attention:	Shizheng Duan

Telephone:	+86-24-2469-6033

Facsimile:	+86-24-2469-6133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong

Attention:	David Zhang
Jesse Sheley

Facsimile:	+852-3761-3301

[Facility Agreement]

As Lender

SIGNED by Ming Zhong for and on behalf of CHINA GRAND ENTERPRISES (HK) LIMITED	) ) )	/s/ Ming Zhong

Address:	Investment Management Department,
Yuanda Group, 6/F, Tower A, Yuanda Center,
No. 5, Huizhong Road, Chaoyang District, Beijing
Post Code: 100101

Attention:	Ming Zhong

Telephone:	+8610-84891036

Facsimile:	+8610-84891847

[Facility Agreement]

As Personal Guarantor

MR. BAIZHONG XUE

/s/ Baizhong Xue

Address:	No. 18-1 East Nanping Road
Hunnan National New & High-tech Development Zone
Shenyang, Liaoning Province
People’s Republic of China 110171

Attention:	Shizheng Duan

Telephone:	+86-24-2469-6033

Facsimile:	+86-24-2469-6133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong

Attention:	David Zhang
Jesse Sheley

Facsimile:	+852-3761-3301

[Facility Agreement]

MS. YUHUAN ZHU

/s/ Yuhuan Zhu

Address:	No. 18-1 East Nanping Road
Hunnan National New & High-tech Development Zone
Shenyang, Liaoning Province
People’s Republic of China 110171

Attention:	Shizheng Duan

Telephone:	+86-24-2469-6033

Facsimile:	+86-24-2469-6133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong

Attention:	David Zhang
Jesse Sheley

Facsimile:	+852-3761-3301

[Facility Agreement]